Exhibit 77(C): Submissions of Matters to a vote of security holders

A joint special meeting of shareholders of the Fund was held on December 4, 2014. The joint special meeting was held for the purpose of electing members of the Fund’s Board of Directors.  Shareholders elected the following nine (9) Directors at the joint special meeting:

•	E. Thayer Bigelow
•	Robert B. Calhoun, Jr.
•	Eric C. Fast
•	Daria L. Foster
•	Evelyn E. Guernsey
•	Julie A. Hill
•	Franklin W. Hobbs
•	James M. McTaggart
•	James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

Lord Abbett Developing Growth Fund, Inc.
Nominee	Votes For	Votes Withheld
E. Thayer Bigelow	59,717,529.841	1,463,508.319
Robert B. Calhoun, Jr.	59,806,913.303	1,374,124.857
Eric C. Fast	59,738,108.040	1,442,930.120
Daria L. Foster	59,880,066.677	1,300,971.483
Evelyn E. Guernsey	59,902,912.686	1,278,125.474
Julie A. Hill	59,868,319.367	1,312,718.793
Franklin W. Hobbs	59,867,253.547	1,313,784.613
James M. McTaggart	59,784,738.343	1,396,299.817
James L.L. Tullis	59,757,274.503	1,423,763.657

No Directors other than these elected are now in office.